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                                VOTING AGREEMENT

     Agreement made as of this 4th day of February, 2004 by and between Sarah Sutton ("Sarah") and Morris Sutton ("Morris").

     WHEREAS, Sarah owns (i) 2,529,625 shares of Common Stock, par value $0.001 per share ("Common Stock") and (ii) 226,625 shares of Series A Preferred Stock, par value $0.001 per share ("Preferred Stock," together with (a) the Common Stock, (b) any and all shares of Common Stock issuable to Sarah upon conversion of the Preferred Stock and (c) any and all shares of Common Stock which may be acquired in the future, collectively, the "Shares"), of ConnectivCorp, a Delaware corporation (the "Company"); and

     WHEREAS, Sarah has agreed to grant Morris a proxy to vote the Shares in accordance with, and subject to, the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of these premises and of the stipulations hereinafter recited, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.   VOTING

     1.1 GRANT OF PROXY. By her execution hereof, Sarah hereby grants to Morris an irrevocable proxy to vote the Shares or to execute and deliver written consents on all matters submitted to the stockholders of the Company with respect to such number of Shares in such manner as Morris in his sole discretion shall determine. Sarah hereby acknowledges that this proxy is irrevocable, is coupled with an interest, and is granted in consideration of certain agreements between Morris and Sarah. Morris shall have full power and authority to do and perform each and every act and thing whether necessary or desirable to be done, as fully as Sarah might or could do if present at a stockholders' meeting or providing or withholding such consent on her own behalf. Morris is authorized to vote or act in person or by proxy at any and all regular and special meetings of stockholders of the Company for whatever purpose called or held, or in connection with any proceedings wherein the vote or written consent of stockholders may be required or authorized. Sarah hereby acknowledges the receipt of good and valuable consideration for the proxy and as such the proxy is coupled with an interest and will not be revocable or revoked by her during the term of this Agreement.

     1.2 OTHER RIGHTS OF BENEFICIAL OWNERSHIP. This Agreement shall only affect Sarah's right to vote the Shares at a special or annual meeting of the Company or consent to proposals otherwise presented to stockholders of the Company. Nothing herein shall restrict Sarah from exercising all other rights of beneficial ownership, including the right to receive payments of dividends or other distributions from the Company with respect to the Shares.

2.    MISCELLANEOUS

     2.1 TERM. This Agreement shall remain in full force and effect for a period of ten years or until terminated upon the earlier to occur of (i) the closing of the sale of the Company by stock purchase, exchange, merger or the sale of all or substantially all of the Company's


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assets, (ii) the dissolution and liquidation of the Company, or (iii) the written agreement of Sarah and Morris.

     2.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.

     2.3 SEVERABILITY. In the event that any court having jurisdiction shall determine that any provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

     2.4 FURTHER AGREEMENTS. Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

     2.5 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the parties hereto. In particular, Morris' right to vote or grant a consent with respect to the Shares subject to the proxy granted hereunder shall be personal to Morris, and Morris shall not transfer, assign, or grant to any other person, nor shall Morris substitute another person for Morris to exercise, Morris' rights to vote or grant a consent with respect to the Shares under such proxy without Sarah's written consent.

     2.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of the heirs, legatees and devisees, executors, administrators, legal representatives, successors and assigns of Morris and Sarah. Nothing herein, either express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

     2.7 AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

     2.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without giving effect to the conflict of law principles thereof.


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     2.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed and delivered under seal as of the date first written above.




                                               ---------------------------------
                                               Sarah Sutton



                                               ---------------------------------
                                               Morris Sutton






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